Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-195976) of KNOT Offshore Partners LP and in the related Prospectus of our report dated March 25, 2015, with respect to the consolidated and combined carve-out financial statements of KNOT Offshore Partners LP included in its Annual Report (Form 20-F) for the year ended December 31, 2014.

/s/ Ernst & Young AS

Bergen, Norway

March 25, 2015